PROSPECTUS and	PRICING SUPPLEMENT NO. 9
PROSPECTUS SUPPLEMENT, each	Dated October 5, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $13,650,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 Floating-Rate Senior Notes Due October 4, 2013

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERJ0

Date of Issue:	October 11, 2011

Maturity Date:	October 4, 2013

Principal Amount:	$500,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 40 bps

Initial Interest Rate Determination Date:	October 7, 2011

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 4th (or next Business Day) of January, April, July, and October beginning January 4, 2012

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 4th (or next Business Day) of January, April, July, and October beginning January 4, 2012

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000%

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000.00
J.P. Morgan Securities LLC	150,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	16,667,000.00
BNP Paribas Securities Corp.	16,667,000.00
Morgan Stanley & Co. LLC	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from October 11, 2011 if settlement occurs after that date.